Exhibit 5
New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 450 4800 fax

June 3, 2010
Artio Global Investors Inc.
330 Madison Ave.
New York, NY 10017

Ladies and Gentlemen:

Artio Global Investors Inc., a Delaware corporation (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Abbreviated Registration Statement”), which relates to the Registration Statement on Form S-1 (Registration No. 333-166992), as amended (the “Registration Statement”).  The Abbreviated Registration Statement and the Registration Statement cover, collectively, the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 4,335,763 shares of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”), including up to 565,534 shares of Class A Common Stock subject to the underwriters’ over-allotment option, as described in the Registration Statement.

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, when the Class A Common Stock has been delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Registration Statement, the Class A Common Stock will be validly issued, fully paid and non-assessable. Furthermore, we hereby confirm the opinion set forth under the caption “Material U.S. Federal Tax Considerations for Non-U.S. Holders of our Class A Common Stock” in the prospectus which forms part of the Registration Statement.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the captions “Validity of Class A Common Stock” and “Material U.S. Federal Tax Considerations for Non-U.S. Holders of our Class A Common Stock” in the Prospectus which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP